Exhibit 99.1

Press Release June 13, 2016

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2016 Guidance and

Announces Second Quarter 2016 Cash Dividend

FORT WAYNE, INDIANA, June 13, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2016 earnings guidance in the range of $0.53 to $0.57 per diluted share, compared to sequential first quarter 2016 earnings of $0.26 per diluted share and prior year adjusted second quarter earnings of $0.22 per diluted share, which excludes certain non-cash inventory valuation adjustments and other costs primarily related to idling the company’s Minnesota Operations.  Including these charges the company reported second quarter 2015 earnings of $0.13 per diluted share.

Second quarter 2016 profitability from the company’s steel operations is expected to be almost double sequential first quarter 2016 results, based on both improved metal spread and shipments.  The most significant improvement is from the company’s flat roll operations.  Customer flat roll inventory levels are better aligned with steady consumption.  As such, the reduction in imported flat roll steel due to trade case actions has resulted in supply-driven price appreciation, especially for coated flat roll steel.

For all of the company’s steel operations, average quarterly realized steel product pricing is expected to increase approximately ten percent, more than offsetting additional costs derived from higher priced ferrous scrap.  Demand from the heavy equipment, agricultural and energy sectors stay challenged, while the automotive sector remains strong and the construction market continues to improve.

The company’s fabrication platform continues to experience steady demand from the non-residential construction sector, most notably in the mid and eastern United States, with order entry remaining strong.  Second quarter 2016 fabrication shipments are expected to remain consistent sequentially.  However, as predicted on the company’s first quarter 2016 investor conference call, metal spread compression from lower realized product pricing and higher raw material steel costs is expected to result in lower sequential fabrication earnings for the second quarter 2016.

The metals recycling platform is expected to achieve higher sequential second quarter 2016 earnings.  Ferrous shipments are expected to improve slightly, as domestic steel mill production utilization has improved and metal spread expansion is anticipated based on higher average ferrous scrap selling values during the quarter.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.14 per common share.  The dividend is payable to shareholders of record at the close of business on June 30, 2016, and is payable on or about July 14, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, an iron production facility, approximately 75 metals recycling locations and eight steel fabrication plants).

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Theresa E. Wagler, EVP and Chief Financial Officer— +1.260.969.3500